                                                                     EXHIBIT 8.1


                               ALTHEIMER & GRAY
                                  SUITE 4000
                             10 SOUTH WACKER DRIVE
                         CHICAGO, ILLINOIS 60606-7482
                                (312) 715-4000


                                 June 15, 2001



Danka Business Systems PLC
11201 Danka Circle North
St. Petersburg, FL  33716


Re: Material Federal Income Tax Consequences of the Exchange of Old Notes for Cash, New senior subordinated Notes, New 10% Notes, or any Combination thereof

Ladies and Gentlemen:

1. We have acted as United States tax counsel to Danka Business Systems PLC (the "Company") in connection with the registration by the Company under the United States Securities Act of 1933, as amended (the "Securities Act") of up to $100,000,000 in principal amount of new zero coupon senior subordinated notes due April 1, 2004 (the "new senior subordinated notes") and up to $200,000,000 in principal amount of new 10% subordinated notes due April 1, 2008 (the "new 10% notes") to be issued by the Company in connection with an offer by the Company (the "Exchange Offer") to exchange the new senior subordinated notes and the new 10% notes for up to $200,000,000 in principal amount of the Company's 6.75% convertible subordinated notes due April 1, 2002 (the "old notes"). You have requested our opinion as to certain federal income tax consequences of the exchange of old notes of the Company for cash, new senior subordinated notes, or new 10% notes, or any combination of cash, new senior subordinated notes and new 10% notes.

2. Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned to them in the Registration Statement.

3. We have examined and relied on copies of such corporate records of the Company and other documents, including the Registration Statement on Form S-4 filed by the Company, and reviewed such matters of law as we have deemed necessary or appropriate for the purpose of this opinion. We have not made any independent investigation in rendering these opinions other than as described herein.

4. Our opinion is based upon existing United States federal income tax laws, regulations, United States Internal Revenue Service administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or